UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2002

AMERICAN RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its chapter)

Delaware	33-48183	33-0193602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4410 El Camino Real, Suite 201	94022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 949-6400

N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

Effective as of November 15, 2002, the registrant reported results for its third fiscal quarter of 2002.

The registrant also announced that the Form 10-Q/As filed November 15, 2002 for the first, second, and third fiscal quarters of 2002 supersede the respective quarterly filings submitted on November 14, 2002.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits.

99.1                           Press Release, issued November 15, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Restaurant Group, Inc.

Date: November 15, 2002	By: /s/ William G. Taves
William G. Taves
Chief Financial Officer

For Immediate Release

November 15, 2002

AMERICAN RESTAURANT GROUP

REPORTS RESULTS FOR

THIRD QUARTER OF 2002

Los Altos, CA

                  American Restaurant Group, Inc. announces its third quarter and year-to-date results.  For the thirteen weeks ended September 30, 2002, total revenues for its Stuart Anderson’s Black Angus Restaurants were $70.1 million, an increase of $1.8 million from the $68.3 million in the prior year’s comparable period. The revenue increase is from four more operating restaurants in 2002 than in the comparable period of 2001.  In the 103 base restaurants, sales decreased by 0.4% in the third quarter of 2002 compared to the third quarter of 2001. Operating profit declined to $2.6 million from $4.5 million, as restated, in the prior year’s third quarter.  There were 109 Black Angus restaurants operating as of September 30, 2002 and 105 Black Angus restaurants operating as of September 24, 2001.

For the thirty-nine weeks ended September 30, 2002, total revenues were $226.5 million, a $0.3 million decrease from the $226.8 million in the prior year’s comparable period.  Sales for the 103 base restaurants decreased 3.0% compared to the first three quarters of the prior year.  The introduction of more casual “value” items on the dinner menu caused the average check to decline.   Operating profit for the first thirty-nine weeks of 2002 decreased to $13.0 million from $16.1 million, as restated, in the comparable period in 2001.

                CEO and President Ralph Roberts commented:

“The most encouraging indicator in the third quarter was our positive comp-store customer counts, with dinner counts favorable 1.5% and lunch counts favorable 3.3% to the third quarter of last year.  The introduction of “more casual” lower-priced items on the menu is definitely driving customer traffic, although our average check was $0.35 below last year for the quarter.  Through recent price increases and menu-item adjustments, we have corrected our average check shortfall and anticipate strong comp-store sales as we move forward.”

American Restaurant Group, Inc., as a result of an extensive review of its accounting policies, determined that its policy for recording advertising expense, although correct for annual reporting, needed to be revised for the Company’s quarterly reporting.  The Company will recognize advertising expense either as incurred or the first time the advertising takes place. Accordingly, the Company has restated its quarterly results for 2001 and 2002 to reflect the change. Because of the Company’s restatements of quarterly financial reports, our new auditors will conduct their own audit of the prior year’s financial statements rather than rely on an audit by Arthur Andersen LLP, our previous auditors.  The Company’s new auditors will conduct this audit once they receive the work papers that have been requested from the previous auditors. On November 14, 2002, the Company filed amended quarterly reports for each of the first two quarters of 2002 and its quarterly report for the third quarter of 2002.  Each of these quarterly reports restated the historical interim financial statements consistent with the new policy for accounting for advertising expense.  On November 15, 2002, the Company further amended each of these filings to report that the historical interim financial statements have not been audited by our new auditors and, therefore, the filings are not in compliance with the requirements of the Securities Exchange Act because the filed reports were not reviewed in accordance with the requirement of Statement on Auditing Standards #71.

This press release may contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although American Restaurant Group believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Actual results may differ materially from expectations because of changes in operating performance, project schedules, and other technical and economic factors.

Contact:  Ralph Roberts  (650) 949-6400